Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between The Meridian Resource Corporation, a Texas corporation (referred to herein as the “Company”) and Joseph A. Reeves (the “Employee”), dated effective as of the beginning of the day on 29th day of April, 2008.
W I T N E S S E T H:
     WHEREAS, the Employee and the Company desire to have the Employee continue employment with the Company during the Term (as hereafter defined);
     WHEREAS, the Employee and the Company desire to set forth the terms and conditions of the Employee’s employment with the Company; and
     WHEREAS, pursuant to that certain Termination Agreement between the Company and the Employee dated April 29, 2008 (the “Termination Agreement”) the Employee and the Company have agreed to terminate, effective as the beginning of the day on April, 29, 2008, the existing Employment Agreement dated August 18, 1993;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENTS
     1. Employment Period. Subject to the terms and conditions herein, the Company hereby agrees to continue the Employee in his employment as Chief Executive Officer, and the Employee hereby agrees to remain in the employment of the Company for the period commencing on the Effective Date and ending on December 29, 2008 (the “Term”).
     2. Terms of Employment.
          (a) Positions and Duties. During the Term, the Employee’s position (including status, offices, and reporting requirements), authority, duties and responsibilities shall remain commensurate in all material respects with those held, exercised and assigned as of the Effective Date and the Employee’s services shall be performed at Employer’s current location or only at any other main office or location of Company within thirty (30) miles from such location.
     During the Term, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time to the business and affairs of the Company, to discharge the responsibilities assigned to the Employee hereunder and to perform faithfully and efficiently such responsibilities. Further, the Employee shall serve, when elected, as a director of the Company, as a director or officer of any subsidiary of the Company, as a member of any committee of any such Board of Directors to which he may be appointed, and the Employee shall perform such other duties commensurate with his office, as the Board of Directors may from time to time assign. During the Term it shall not be a violation of this Agreement for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures and fulfill speaking engagements or (iii) manage personal investments for so long as such activities do not materially interfere with the performance of the Employee’s responsibilities in accordance with this Agreement; provided that such civic services, volunteer work or lectures shall not interfere with Employee’s duties to the Company, as set forth in this Agreement, and that Employee shall maintain his or her obligations of confidentiality as set forth in this Agreement at all times during any such civic services, volunteer work or speaking engagements. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company.
          (b) Compensation.
               (i) Base Salary. During the Term, the Employee shall receive an annual base salary (“Base Salary”) of SIX HUNDRED THOUSAND AND NO/100 UNITED STATES DOLLARS ($600,000.00), which shall be payable in equal semi-monthly installments.
               (ii) Incentive, Saving and Retirement Plans. In addition to Base Salary, the Employee shall be entitled to participate during the Term in all incentive, savings and retirement plans, practices, policies and programs applicable to other similar key employees of the Company that are in effect from time to time.
               (iii) Welfare Benefit Plans. During the Term, the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under any welfare benefit plans, practices, policies and programs provided by the Company (if any) to other similarly situated key employees, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs.
               (iv) Expenses. During the Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the policies, practices and procedures of the Company in effect, from time to time, for Employee.
               (v) Fringe Benefits. During the Term, the Employee shall be entitled to fringe benefits, including payment of automobile expenses and payment of any professional dues and dues for social club memberships, in accordance with plans, practices, programs and policies of the Company in effect, from time to time, for the Employee.
               (vi) Office and Support Staff. During the Term, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to that provided to the Employee by the Company as of the Effective Date.
               (vii) Vacation. During the 2008 calendar year, the Employee shall be entitled to paid vacation of six (6) weeks.

     3. Termination.
          (a) Provision for. This Agreement may only be terminated prior to the end of the Term by the Company or the Employee only in accordance with the terms of Sections 3, 4, 5 and 6 hereof.
          (b) Notice of Termination. Any termination by the Company or by the Employee for any reason other than death shall be communicated by Notice of Termination to the other party hereto given in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a “Notice of_Termination” means a written notice which specifies the termination date.
          (c) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided however, that (i) if the Employee’s employment is terminated by the Company, the Date of Termination shall be the date on which the Company notifies the Employee of such termination except for termination for “Good Cause” (as hereinafter defined) (ii) if the Employee’s employment is terminated by reason of Good Cause the Date shall be the earliest of (i) date of the conviction, adjudication or judgment by the court of competent jurisdiction, or (ii) last day of the term of this Agreement and (iii) if the Employee’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Employee.
     4. Obligation of the Company upon Termination (Except Due to Death, Disability or Good Cause). If after the date of the Agreement, the Company shall breach any agreement providing for or respecting the employment of the Employee or if during the Term, the Company shall terminate the Employee’s employment for any reason other than for death or Good Cause, or if during the Term, the Employee shall terminate his Employment for “Good Reason” (as defined below), then the Company shall pay or cause to be paid to the Employee the aggregate of the following amounts:
     A. Within 30 days following the Date of Termination the Company shall pay or cause to be paid to the Employee, in cash, (i) the Employee’s earned but unpaid Base Salary through the Date of Termination for periods through but not following the Employee’s Separation From Service (the “Accrued Salary”) and (ii) the Employees accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”).
     B. The Company shall pay or cause to be paid to the Employee, in cash, the Employee’s current Base Salary for the remainder of the Term for periods following the Employee’s Separation From Service on the date of his Separation From Service if he is not a Specified Employee on the date of his Separation From Service or on the date that is six months following the date of his Separation From Service if he is a Specified Employee on the date of his Separation From Service. For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to those terms in Section 409A. For purposes of this Agreement “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder by the Department of Treasury and the Internal Revenue Service.
     C. For the remainder of the Term and until October 31, 2010 or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iii) and (v) of this Agreement if the Employee’s employment had not been terminated , including health insurance and life insurance, in accordance with the plans, practices, programs or policies of the Company in effect prior to the Termination Date, and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Term and to have retired on the last day of such period. If the dental, accident, health insurance or other benefits specified in this Section 4.C are taxable to the Employee, the following provisions shall apply to the reimbursement or provision of such benefits. The Employee shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the period commencing on the expiration of the Term and ending on October 31, 2010. The amount of such welfare benefits eligible for reimbursement or the in-kind benefits to be provided under this Section 4.C during the Employee’s taxable year shall not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Code). The Company shall reimburse an eligible welfare benefit expense that is not a nontaxable insured benefit on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred. The Employee’s right to reimbursement or direct provision of benefits under this Section 4.C is not subject to liquidation or exchange for another benefit.
For purposes of this Agreement, “Good Reason” means:
               (i) if there is a change in the nature of the scope of functions, powers, authorities, duties or responsibilities as set forth in Section 2(a) of this Agreement, which change is not remedied by the Company within thirty (30) days after receipt of notice thereof given by the Employee;
               (ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, which is not remedied by the Company within thirty (30) days after receipt of notice thereof given by the Employee;
               (iii) the Company’s requiring the Employee to be based at any office or location other than that described in Section 2(a) hereof, except for travel reasonably required in the performance of the Employee’s responsibilities;
               (iv) any purported termination by the Company of the Employee’s employment except for “Good Cause” (hereinafter defined) or Death; or

               (v) any failures by the Company to comply with and satisfy Section 12 of this Agreement.
     5. Obligation of the Company upon Termination Due to Death, or Disability. If the Employee shall die or become Disabled (as defined below) during the Term, then the Company shall pay or cause to be paid to the Employee’s estate the aggregate of the following amounts:
     A. Within 30 days following the date of the death of the Employee, the Company shall pay or cause to be paid to the Employee’s estate, in cash, the Accrued Obligations.
     B. Within 30 days following the date of the death of the employee or the Employee becoming Disabled, the Company shall pay or cause to be paid to the Employee and/or the Employee’s estate, in cash, the Employee’s current Base Salary for the remainder of the Term for periods following the date of the Employee’s death.
     C. For the remainder of the Term and until October 31, 2010 or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iii) and (v) of this Agreement if the Employee’s employment had not been terminated, including health insurance and life insurance, in accordance with the plans, practices, programs or policies of the Company in effect prior to the Termination Date, and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Term and to have retired on the last day of such period. If the dental, accident, health insurance or other benefits specified in this Section 5.C are taxable to the Employee’s family, the following provisions shall apply to the reimbursement or provision of such benefits. The Employee’s family shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the period commencing on the expiration of the Term and ending on October 31, 2010. The amount of such welfare benefits eligible for reimbursement or the in-kind benefits to be provided under this Section 5.C during the taxable of the Employee’s family shall not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Code). The Company shall reimburse an eligible welfare benefit expense that is not a nontaxable insured benefit on or before the last day of the taxable year of the Employee’s family following the taxable year in which the expense was incurred. The right of the Employee’s family to reimbursement or direct provision of benefits under this Section 5.C is not subject to liquidation or exchange for another benefit.
     D. For purpose of this Agreement, the term Disabled shall have the meaning ascribed to that term in Section 409A.

     6. Obligation of the Company Upon Termination For Good Cause.
     If the Employee’s employment is terminated by the Company for Good Cause, this Agreement shall terminate without further obligations to the Employee, except as set out in this Section and under this Agreement as it does not conflict with this Section, other than for the payment of the Accrued Obligations. The Company shall pay the Accrued Obligations to the Employee, as applicable, in a cash lump sum within thirty (30) days of the Date of Termination. For purposes of this Agreement, “Good Cause” means:
          (i) The Employee has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal.
          (ii) The Employee has been adjudicated by a court of competent jurisdiction to be mentally incompetent which mental incompetency directly affects his ability to serve, Employer, and such adjudication is no longer subject to direct appeal.
          (iii) A court of competent jurisdiction has rendered a judgment that the Employee has committed acts of fraud or willful malfeasance that has materially damaged the Company and such determinations is no longer subject to direct appeal.
     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or warrant or other agreements with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.
     8. Full Settlement. The Company’s obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligation hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.
     9. Legal Fees. The Company agrees to pay, or cause to be paid, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof. Such payments under this Section 9 shall be made within ten (10) business days after the delivery of the Employee’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. In any event the Company shall pay the Employee such legal fees and expenses by the last day of the Employee’s taxable year following the taxable year in which the Employee incurred such legal fees and expenses. The legal fees or expenses that are subject to reimbursement pursuant to this Section 9 shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 9 during a given taxable year of the Employee shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Employee. The right to reimbursement pursuant to this Section 9 is not subject to liquidation or exchange for another benefit.
     10. Disputed Payments and Refusals to Pay. If the Company fails to make a payment under this Agreement in whole or in part as of the payment date specified in this Agreement, either intentionally or unintentionally, other than with the express or implied consent of the Employee, the Company shall owe the Employee interest on the delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code if the Employee (i) accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount) and (ii) makes prompt and reasonable good faith efforts to collect the remaining portion of the payment. Any such interest payments shall become due and payable effective as of the applicable payment date(s) specified in Section 4, Section 5 or Section 6 with respect to the delinquent payment(s) due under Section 4, Section 5 or Section 6.
     11. Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company which shall have been obtained by the Employee during the Employee’s employment with the Company and which shall not be or become public knowledge (other than by acts by the Employee or his representatives in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.
     12. Assignment and Binding Effect. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each party hereto and each party’s respective successors, heirs, assigns and legal representatives.
     13. Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets.
     14. During the term of any NPI assignment, Employee agrees that he shall not directly or indirectly, by, through, or on behalf of himself or others, acquire any mineral interest within the geographical boundaries of such NPI assignment.
     15. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. This Agreement was executed in Houston,

Harris County, Texas and performance of this Agreement will be made in such place. The state and federal courts within Harris County, Texas shall have exclusive jurisdiction over any dispute arising in connection with this Agreement. The parties hereby submit to the jurisdiction of the courts within Harris County, Texas solely for this purpose.
     16. Notices. All notices and other communications hereunder shall be in writing and shall be personally given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

If to the Company:	The Meridian Resource Corporation 1401 Enclave Parkway, Suite 300 Houston, Texas 77077 Attention:
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee, or if mailed, on the seventh (7th) day following the day on which it was deposited in the Unites States mail.
     17. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully servable and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, unenforceable provision or by its severance from this Agreement.
     18. Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not be construed or interpreted to restrict or modify any of the terms or provisions hereof.
     19. Remedies. With respect to each and every breach, violation, or threatened breach or violation by the Employee or the Company of any of the covenants set forth herein, the Company and the Employee, in addition to all other remedies available at law or in equity, including specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may apply for entry of an injunction.
     20. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision of this Agreement in accordance with the terms of this Agreement.

     21. Counterparts. This Agreement may be executed un two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     22. Consulting Agreement. Following the expiration of the Term, from December 30, 2008 until April 30, 2009, the Employee shall be make himself available to consult with the Company from time to time as reasonably requested by the Company. The parties intend that the Employee’s level of services rendered to the Company following the Term shall permanently decrease to a level that is no more than 20 percent of the average level of services performed by the Employee over the 36-month period immediately preceding December 30, 2008. The parties shall enter into a consulting agreement (the “Consulting Agreement”) which shall contains terms substantially identical to the terms specified in clauses (i), (iv) and (vi) of Section 2(b). The Consulting Agreement is attached hereto as Exhibit A.
     23. Entire Agreement.
          (a) This Agreement, the Termination Agreement, and the Consulting Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof, unless expressly provided otherwise herein and except for (1) the Employee’s rights in and under all stock options and warrants currently held by the Employee, (2) the Employee’s right, granted pursuant to the NPI Agreement (as defined in the Termination Agreement), in various oil and gas properties in which Company or its affiliates also holds an interest, (3) the Employee’s right to participate in future prospects as previously authorized by the Board of Directors of Employer, which right is set forth in that certain Participation Agreement dated effective January 1, 1992 between Company and the Employee, (4) all rights of the Employee under any other existing employee benefit plans established and adopted for employees of Company in general, (5) all rights of the Employee to indemnity under all indemnification provided by Company or any third parties and (6) other similar arrangements of Company and all agreements with respect to the foregoing.
          (b) No amendment or modification of this Agreement, unless expressly provided otherwise herein, shall be valid unless made in writing and signed by each of the parties whose rights, duties, or obligations hereunder would in any way be affected by any amendment or modification.
          (c) No representations, inducements, or agreements have been made to induce either the Employee or Company to enter into this Agreement which are not expressly set forth herein. This Agreement is the sole source of rights and duties as between Company and the Employee relating to the subject matter of this Agreement, except as expressly provided herein.
     IN WITNESS WHEREOF, the Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYEE
/s/ Joseph A. Reeves, Jr.

THE MERIDIAN RESOURCE CORPORATION, a Texas corporation
By:	/s/ Lloyd V. DeLano
Lloyd V. Delano
Senior Vice President

Exhibit A
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) by and between The Meridian Resource Corporation, a Texas corporation (referred to herein as the “Company”) and Joseph A. Reeves (the “Consultant”), dated effective as of the beginning of the day on 30th day of December, 2008.
W I T N E S S E T H:
     WHEREAS, the Company desires to retain the consulting services of the Consultant; and
     WHEREAS, the Consultant and the Company desire to set forth the terms and conditions of the Consultant’s consulting arrangement with the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENTS
     1. Consulting Period. The Company and the Consultant hereby agree that the Consultant shall provide consulting services to the Company for the period commencing on December 30, 2008 and ending on April 30, 2009 (the “Consulting Period”).
     2. Terms of Consulting Arrangement.
          (a) Duties. During the Consulting Period, the Consultant shall be make himself available to consult with the Company from time to time as reasonably requested by the Company. The parties intend that following December 29, 2008, the Consultant’s level of services rendered to the Company shall permanently decrease to a level that is no more than 20 percent of the average level of services performed by the Consultant over the 36-month period immediately preceding December 30, 2008. The Company agrees that the amount and the scheduling of the services provided by the Consultant under this Agreement shall be such that the services do not interfere with the Consultant’s schedule or his obligations to any subsequent employer.
          (b) Services. The Consultant’s services may include, but are not limited to: (a) advising the Company regarding the Company’s operations; (b) advising and assisting the board of Directors with respect to the Company’s planning processes, including preparing the annual budgets; (c) acting as liaison when requested between the Company and those persons, entities and agencies having a direct working relationship with the Company; (d) advising the Company with respect to national, state and community issues which impact, affect or influence, or which may impact, affect or influence the Company and its various programs; (e) coordinating and designing programs to enhance the image and operations of the Company; (f) the coordination and implementation of internal controls and advising the Company regarding the establishment and design of such controls; (g) the preparation and submission to the Board of Directors of such reports and data on Company operations as the Consultant deems appropriate; (h) advising the Board of Directors regarding the performance of various administrative functions on behalf of the Board of Directors; (i) advising the Board of Directors regarding the hiring, managing, training, promoting and evaluating of Company personnel and consultants; (j) training and orientation of new Directors; and (k) such other functions as are normally performed by independent Consultants that provide services to similar companies. The Consultant shall provide the services contemplated by this Agreement to the Company to the best of his ability in a prompt, diligent and competent manner at such times as are mutually convenient for the Company and the Consultant and shall devote such time to the performance of such services as shall be mutually agreed to by the Company and the Consultant from time to time.
          (c) Location. The parties agree that the Consultant’s services shall be performed at Consultant’s current location or only at any other main office or location of Company within thirty (30) miles from such location.
          (d) Compensation.
               (i) Consulting Fees. During the Consulting Period, the Consultant shall receive monthly remuneration of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), which shall be payable in equal semi-monthly installments.
               (ii) Expenses. During the Consulting Period, the Consultant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Consultant in accordance with the policies, practices and procedures of the Company.
               (iii) Office and Support Staff. During the Consulting Period, the Consultant shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to that provided to the Consultant as of the December 29, 2008. In addition, Consultant shall continue to receive, during the Consulting Period, the benefits set forth in Section (ii) (iii) & (v) of Section 2(b) of the New Employment Agreement dated as of April 29, 2008.
     3. Status of Consultant. The parties agree that during the Consulting Period the Consultant shall serve as an independent contractor rather than as an employee of the Company. The Consultant shall pay when due all local, state and federal taxes applicable to the Consultant’s performance of work hereunder.
     4. Full Settlement. The Company’s obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligation hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Consultant or others.
     5. Confidential Information. The Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company which shall have been obtained by the Consultant during the Consulting Period and which shall not be or become public knowledge (other than by acts by the Consultant or his representatives in violation of this Agreement). After expiration of the Consulting Period, the Consultant shall not, without written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Consultant under this Agreement. “Confidential Information” as used in this Agreement is means all disclosures and information, data and knowledge contained in any documents (whether geological, geophysical, economic, financial or management, and whether in the form of maps, charts, logs, seismographs, interpretations, calculations, summaries, opinions or other written or charted means) which are related, directly or indirectly, to the prospect or to the exploration potential of the geographical area, and which have previously hereto or during the Term hereof delivered or disclosed to or known by the Consultant.
     6. Assignment and Binding Effect. This Agreement is personal to the Consultant and without the prior written consent of the Company shall not be assignable by the Consultant. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each party hereto and each party’s respective successors, heirs, assigns and legal representatives.
     7. Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets.
     8. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without. This Agreement was executed in Houston, Harris County, Texas and at least partial performance of this Agreement will be made in such place.
     9. Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be personally given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

If to the Company:	The Meridian Resource Corporation 1401 Enclave Parkway, Suite 300 Houston, Texas 77077 Attention:
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee, or if mailed, postage prepaid, on the seventh (7th) day following the day on which it was deposited in the Unites States mail.
     10. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully servable and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, unenforceable provision or by its severance from this Agreement.
     11. Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not be construed or interpreted to restrict or modify any of the terms or provisions hereof.
     12. Remedies. With respect to each and every breach, violation, or threatened breach or violation by the Consultant or the Company of any of the covenants set forth herein, the Company and the Consultant, in addition to all other remedies available at law or in equity, including specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may apply for entry of an injunction.
     13. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision of this Agreement in accordance with the terms of this Agreement.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CONSULTANT

THE MERIDIAN RESOURCE CORPORATION, a Texas corporation
By: